Exhibit 15.5

CONSENT OF EXPERT

March 31, 2025

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re:	Fury Gold Mines Limited (the “Company”) Annual Report on Form 20-F for the year ended December 31, 2024 (the “Form 20-F”)

I, Valerie Doyon, P. Geo, Senior Project Geologist of the Company, in connection with the Form 20-F, hereby consent to:

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the public filing by the Company and the use of the technical report titled “S-K 1300 Technical Report Summary on the Eau Claire Project, Quebec, Canada, with an effective date of December 31, 2024 and the technical report titled “S-K 1300 Technical Report Summary on the Eleonore South, Quebec, Canada, with an effective date of December 31, 2024 (together the “Technical Report Summaries”) that was prepared in accordance with Subpart 1300 of Regulation S-K (“S-K 1300”) promulgated by the United States Securities and Exchange Commission (the “SEC”), as an exhibit to and as referenced in the Form 20-F;

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consent to the incorporation by reference of the Form 20-F and references to the Technical Report Summaies and to my status as “qualified person” in the registration statement on Form F-10 of the Company (333-272658) (the “Form F-10”);

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the use of and reference to my name, including my status as an expert or “qualified person”, as defined in S-K 1300 in connection with the Form 20-F, the Form F-10 and the Technical Report Summaries; and

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any extracts from or a summary of the Technical Report Summaries included or incorporated by reference in the Form 20-F and the Form F-10 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summaries included or incorporated by reference in the Form 20-F and the Form F-10.

Yours truly,

/s/ Valerie Doyon

Valerie Doyon, P.Geo

Senior Project Geologist of the Company